Exhibit 10.1

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (“Agreement”) is entered into and effective as of this 6th day of March, 2007, by and between the CITY OF WEST HOLLYWOOD, a municipal corporation (“City”), and WILLDAN, a California corporation and WILLDAN GROUP, INC., a Delaware corporation, successor to THE WILLDAN GROUP OF COMPANIES, a California corporation (collectively “Willdan”) (sometimes referred to herein jointly as the “Parties” and individually as a “Party”).

RECITALS

A.            On or about November 21, 2003, the City filed a complaint for breach of contract, express contractual indemnity, implied contractual indemnity, implied equitable indemnity and negligence (the “Complaint”) against Willdan in the action entitled City of West Hollywood v. Willdan Associates aka Willdan aka The Willdan Group of Companies, et al., filed in the Los Angeles Superior Court, bearing Case No. BC306587 (the “Action”).

                                B.            On or about December 18, 2003, Willdan filed a cross-complaint for breach of contract against the City in the Action (the “Cross-Complaint”).

                                C.            The claims alleged in the Complaint and the Cross-Complaint concern a dispute over Willdan’s performance of design, engineering and project management contracts in connection with the City’s Santa Monica Boulevard Rehabilitation Project (the “Project”)  These claims shall be referred to herein collectively as the “Lawsuit Claims.”

                                D.            Judgment was rendered in the Action on October 31, 2005 following a jury trial in Department 48 of the Los Angeles County Superior Court.  On February 2, 2006, Willdan filed a notice of appeal of the judgment and the Superior Court’s order determining that the settlement between the City and cross-defendant Sialic Contractors corporation, dba Shawnan (“Shawnan”) was in good faith.  Willdan’s appeal is now pending as Case No. B189153 (the “Appeal”).

E.             It is now the mutual desire of the Parties by this Agreement fully and forever to resolve their differences over the Project and the Lawsuit Claims without the necessity of further investigation or litigation, and without an admission of liability by either Party.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency, and fairness of which are hereby acknowledged, the Parties agree as follows:

I.
TERMS OF SETTLEMENT

1.1           Payment to City.   Within ten (10) business days of execution of this Agreement by the Parties, Willdan shall pay to City by way of one or more certified or cashier’s checks made payable to the “City of West Hollywood” or by wire transfer the sum of Six Million Two Hundred Thousand Dollars ($6,200,000).  Payment by check shall be directed to the Finance Director, City of West Hollywood, 8300 Santa Monica Boulevard, West Hollywood, California 90069.  Payment by wire transfer shall be made to Bank of America — Gov’t Services, 275 Valencia Avenue, Brea, CA 92823, pursuant to wire instructions to be provided separately by the City.  Each Party shall bear its own attorneys’ fees, costs of litigation and other expenses incurred in connection with the Action, the Appeal and with the negotiation and execution of this Agreement.

1.2           Credit Towards Future Services.       By this Agreement, Willdan commits to and shall provide to the City a credit for future services of the City’s choosing, in the City’s sole discretion, from among the services provided by Willdan to its municipal clients, at Willdan’s then prevailing rates, in the amount of Eighty-Five Thousand Dollars ($85,000).  The credit may be exercised by the City at any time and in any number or combination of transactions, subject to the City providing commercially reasonable notice to Willdan and to the reasonable availability of Willdan to provide the services.  The City shall exhaust the credit by not later than December 31, 2012.

1.3           Dismissals.  Within five (5) business days of the payment to the City identified in paragraph 1.1 above, counsel for Willdan shall file with the court of appeal a Stipulation and Request for Dismissal of Appeal in the Action as against the City only (the “Stipulation”).  The Stipulation shall provide that the City and Willdan are to bear their own costs in connection with the Appeal.  The Appeal will not be dismissed as to Shawnan.  In the event the Court of Appeal refused to accept the Stipulation and the dismissal of the Appeal as to the City only, this Agreement shall be invalid and the City shall return the payment made under Paragraph 1.1 above to Willdan within five (5) business days of any such ruling by the Court of Appeal.

II.
RELEASES

2.1           Mutual Release.  Upon dismissal of the Appeal as against the City,  the Parties, for themselves and each of their respective predecessors, successors and assigns, hereby fully release and forever discharge the other and each of the other Party’s respective, as relevant, shareholders, affiliates, boards, directors, commissions, agencies, officers, employees, agents, representatives, insurers and attorneys from any and all claims, demands, actions, causes of action, liens, judgments, losses, liabilities, costs, expenses, and attorneys’ fees, of whatever nature, past or present or future, whether in law or in equity, whether under state or federal law, and whether known or unknown, suspected or unsuspected and whether asserted or not asserted, in connection with or relating to the Action, the Appeal and the Lawsuit Claims; provided, however, that nothing in this Agreement shall release either Party from liability for failure to perform the terms, conditions, covenants and promises set forth in this Agreement.

2.2           Waiver of Civil Code §1542.  It is the express intention of the  Parties in executing this Agreement that this Agreement shall be effective as a full and final accord and satisfaction and release of each other from any and all of the Lawsuit Claims and the judgment entered in the Action.  In furtherance of this intention, the Parties acknowledge that they are familiar with Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

The Parties hereby waive and relinquish all rights and benefits that they have or may have under Section 1542 of the California Civil Code or under any other law of the State of California or any federal law to the same or similar effect with respect to the Lawsuit Claims released herein.  Notwithstanding the foregoing release of Civil Code Section 1542, the Parties acknowledge and agree that the mutual releases set forth in paragraph 2.1 are specific to the matters set forth in such paragraph and are not intended to create general releases as to all claims, or potential claims, between the Parties related to other matters.

It is not the intention of the parties that Willdan release Shawnan from any claims that Willdan may have against Shawnan nor that Willdan dismiss its appeal as to Shawnan.

III.
ADDITIONAL PROVISIONS

3.1           Effectiveness of this Agreement.  The Parties acknowledge and agree that no term or provision of this Agreement shall take effect or be binding on the Parties unless and until this Agreement has been fully signed and delivered by the Parties.

3.2           Advice of Counsel.  In executing this Agreement, each Party acknowledges that it has consulted with and had the advice and counsel of an attorney duly admitted to practice in the State of California, and each Party further acknowledges that it has executed this Agreement after independent investigation and careful review, with a complete understanding of its contents, of its own free choice and will, and without fraud, duress or undue influence.

3.3           No Admission of Fault.  This Agreement pertains to the Lawsuit Claims and is the result of compromise.  Neither Party admits any fault or liability in respect of the Lawsuit Claims, and this Agreement does not constitute, and shall not in any circumstance be deemed to constitute, an admission of fault or liability by either Party.

3.4           Sole Agreement.  This Agreement constitutes the entire agreement and understanding between the Parties concerning the subject matter of this Agreement, and supersedes and replaces any and all prior or contemporaneous negotiations, offers, proposals, terms, representations, warranties, and agreements, whether written or oral, concerning the subject matter of this Agreement, including without limitation, the Lawsuit Claims and the resolution of the Lawsuit Claims.  The Parties acknowledge that no other party, nor any agent or attorney of any Party, has made any promise, representation, warranty, or other inducement of any kind or nature whatsoever, written or oral, express or implied, concerning the subject matter of this Agreement, to induce the Party to execute this Agreement or for any other purpose, and each Party acknowledges that it has not executed this Agreement in reliance on any promise, representation, warranty or other inducement that is not expressly set forth in this Agreement.

3.5           Governing Law.  This Agreement is made and entered into in the State of California and the Parties agree that this Agreement shall in all respects be interpreted, enforced and governed by and under the internal laws of the State of California, without resort to choice of law principles.

3.6           Interpretation of Agreement.  This Agreement shall not be subject to challenge on the grounds that any or all of the legal theories or factual assumptions used for negotiating purposes are for any reason inappropriate or inaccurate.  The Parties acknowledge that the terms and conditions of this Agreement have resulted from the negotiations of the Parties and that no Party shall be deemed to be the drafter or author of this Agreement, nor shall either Party be subject to any legal rules of contract interpretation which may apply based on the extent to which either Party participated in the drafting of all or any portion of this Agreement.

3.7           Execution of Agreement.  This Agreement may be executed in counterparts with the same force and effect as if executed in one complete, original document.  Signatures delivered by facsimile or electronic transmission shall be accepted as though originals.

3.8           Representations and Warranties.  Willdan represents and warrants that the person who has signed this Agreement on behalf of Willdan is authorized to execute and enter into this Agreement for and on behalf of Willdan, and to bind Willdan to the terms set forth herein, and Willdan further represents and warrants that no other or further consent, approval, or signature is required to authorize the undersigned to sign for and bind Willdan.  The City warrants and represents that the person who has signed this Agreement on behalf of the City is authorized to execute and enter into this Agreement for and on behalf of the City and to bind the City to the terms set forth herein.  The City further represents and warrants that no other or further consent, approval, or signature is required to authorize the undersigned to sign for and bind the City.  The Parties each represent and warrant that neither has heretofore assigned or transferred, or purported to assign or transfer, any of the Lawsuit Claims released herein.  All representations and warranties contained in this Agreement shall survive the execution, delivery and effectiveness hereof.

3.9           Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of Willdan and the City, and their respective successors and assigns.

3.10         Amendment to Agreement.  Any amendment to this Agreement must be in writing and signed by duly authorized representatives of the Parties hereto and state the intent of the Parties to amend this Agreement.

3.11         Covenant Not to Sue.  The Parties covenant and agree not to institute any action or other dispute-resolution proceeding based on any of the Lawsuit Claims that the Parties have released under this Agreement.  It is understood and agreed that this Agreement is a bar to any such action or proceeding.

3.12         Further Assurances.  The Parties agree that each of them will execute and deliver to the other Party all such further documents and instruments as may be reasonably necessary and appropriate to effectuate the terms and conditions of this Agreement.

3.13         Disputes.  In the event that an action is commenced to enforce any of the terms and conditions of this Agreement, the non-prevailing Party shall pay the prevailing Party its reasonable attorneys’ fees and costs of litigation incurred in connection with such claims, including the fees and costs incurred in the enforcement or collection of any judgment or award rendered therein.

IN WITNESS WHEREOF, the Parties hereto have executed this Settlement Agreement on the dates indicated below.  When executed by both Parties, this Agreement shall be deemed effective as of the date first written above.

CITY OF WEST HOLLYWOOD

	By:	/s/ John Heilman
Mayor
Attest:

/s/ Thomas R. West
City Clerk

Approved as to Form:

/s/ Michael Jenkins
Michael Jenkins
Jenkins & Hogin
City Attorney
WILLDAN
A California corporation
	By:	/s/ David L. Hunt
Vice President

WILLDAN GROUP, INC.
A Delaware corporation

	By:	/s/ Tracy Lenocker
President
Approved as to Form:

/s/ Robert L. Lavoie
Robert L. Lavoie
Lavoie, McCain & Jarman
General Counsel